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                                                                   Exhibit 5(a)

                          INVESTMENT ADVISORY AGREEMENT

     INVESTMENT ADVISORY AGREEMENT, dated as of December 2, 1988, by and between LANDMARK NEW YORK TAX FREE INCOME FUND, a Massachusetts business trust (the "Fund"), and CITIBANK, N.A., a national banking association ("Citibank" or the "Adviser").

                                  WITNESSETH:

     WHEREAS, the Fund is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

     WHEREAS, the Fund wishes to engage the Adviser to provide certain investment advisory services, and the Adviser is willing to provide such investment advisory services to the Fund on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the companies hereto as herein set forth, the parties covenant and agree as follows:

     1. Duties of the Adviser. The Adviser shall provide the Fund with such investment advice and supervision as the latter may from time to time consider necessary for the proper supervision of its investment assets. Citibank shall act as the Adviser to the Fund and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvested, subject always to the restrictions of the Fund's Declaration of Trust, dated May 27, 1986, and By-laws, as each may be amended from time to time (respectively, the "Declaration" and the "By-Laws"), to the provisions of the 1940 Act and to the Fund's then-current Prospectus and Statement of Additional Information. The Adviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's portfolio securities shall be exercised. Should the Board of Trustees of the Fund at any time, however, make any definite determination as to investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it, and to that end the Adviser is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed to seek for the Fund, in its best judgment, prompt execution in an effective manner at the most favorable price. Subject to this requirement of seeking the moat favorable price, securities may be bought from or sold to broker-dealers who have furnished statistical, research and other information or services to the Adviser or the Fund, subject to any applicable laws, rules and regulations. In making purchases or sales of securities or other property for the account of the Fund the Adviser may deal with itself or with the Trustees of the Fund or the Fund's principal underwriter or distributor, to the extant such actions are permitted by the 1940 Act.

     2. Allocation of Charges and Expenses. The Adviser shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 1 above. It is understood that the Fund will pay all of its own expenses including, without limitation, compensation of Trustees not "affiliated" with the Adviser; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Fund; fees and expenses of independent auditors, of legal counsel and of any transfer agent, administrator, distributor, shareholder servicing agent, registrar or dividend disbursing agent of the Fund; expenses of distributing and redeeming shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to shareholders of the Fund; expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Fund; expenses of shareholder meetings; and expenses relating to the issuance, registration and qualification of shares of the Fund.

     3. Compensation of the Adviser. For the services to be rendered, the Fund shall pay to the Adviser an investment advisory tee computed and paid monthly at an annual rate equal to 0.40% of the Fund's average daily net assets for its then-current fiscal year. If Citibank serves as Adviser for less than the whole of any period specified in this Section 3, the compensation to Citibank, as Adviser, shall be prorated.

     4. Covenants of the Adviser. The Adviser agrees that it will not deal with itself, or with the Trustees of the Fund or the Fund's principal underwriter or distributor as principals in making purchases or sales of securities or other property for the account of the Fund, except as permitted by the 1940 Act, will not take a long or short position in the shares of the Fund except as permitted by the Fund's Declaration, and will comply with all other provisions of the Fund's Declaration of Trust and By-Laws and the then-current Prospectus and Statement of Additional Information of the Fund relative to the Adviser and its Trustees and officers.

     5. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of portfolio transactions for the Fund, except for wilful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 5, the term "Adviser" shall include Directors, officers and employees of the Adviser as well as Citibank itself.

     6. Activities of the Adviser. The services of the Adviser to the Fund are not to be deemed to be exclusive, Citibank being free to render investment advisory and/or other services to others. It is understood that Trustees, officers, and shareholders of the Fund are or may be or may become interested in the Adviser, as Directors, officers, employees, or otherwise and that Directors, officers and employees of the Adviser are or may become similarly interested in the Fund and that the Adviser may be or may become interested in the Fund as a shareholder or otherwise.

     7. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, and shall remain in force until September 30, 1990 on which date it will terminate unless its continuance after September 30, 1990 is "specifically approved at least annually" (a) by the vote of a majority of the Trustees of the Fund who are not "interested parsons" of the Fund or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Fund or by "vote of a majority of the outstanding voting securities" of the fund.

     This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by the "vote of a majority of the outstanding voting securities" of the Fund, or by the Adviser, in each case on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment".

     This Agreement may be amended only if such amendment is approved by the "vote of a majority of the outstanding voting securities" of the Fund.

     The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested persons", when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

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                                          LANDMARK NEW YORK TAX FREE INCOME FUND

                                          By /s/ Philip Coolidge
                                             -----------------------------------
                                                 Philip Coolidge


                                          CITIBANK, N.A.

                                          By /s/ Claudia R. Roux
                                             -----------------------------------
                                                 Claudia R. Roux